Exhibit 10.1

FOURTH AMENDMENT TO
EMPLOYMENT AGREEMENT

This FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is entered into as of the 5th day of March, 2009, by and between Wynn Resorts, Limited (“Employer”) and Matt Maddox ("Employee").  Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, Employer and Employee are party to that certain Employment Agreement, dated as of October 1, 2005, by and between Wynn Las Vegas, LLC and Employee, subsequently assigned to Employer, as amended by that certain First Amendment to Employment Agreement, dated as of May 5, 2008, as further amended by that certain Second Amendment to Employment Agreement, dated as of December 31, 2008, and as further amended by that certain Amendment to Employment Agreement, dated as of February 13, 2009 (collectively, the "Agreement"); and

WHEREAS, the parties have agreed to amend the Agreement as provided herein;

NOW THEREFORE, in consideration of the above and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Definitions.  Section 1 of the Agreement shall be amended to add the following definitions for “Change of Control”, “Good Reason” and “Separation Payment”:

“Change of Control” - means the occurrence, after the Effective Date, of any of the following events:

(i)           any "Person" or "Group" (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder), excluding any Excluded Stockholder, is or becomes the "Beneficial Owner" (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Wynn Resorts, Limited (“WRL”), or of any entity resulting from a merger or consolidation involving WRL, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of WRL or such entity;

(ii)           the individuals who, as of March 5, 2009, are members of WRL’s Board of Directors (the "Existing Directors") cease, for any reason, to constitute more than fifty percent (50%) of the number of authorized directors of WRL as determined in the manner prescribed in WRL’s Articles of Incorporation and Bylaws; provided, however, that if the election, or nomination for election, by WRL's stockholders of any new director was approved by a vote of at least fifty percent (50%) of the Existing Directors, such new director shall be considered an Existing Director; provided further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii)           the consummation of (x) a merger, consolidation or reorganization to which WRL is a party, whether or not WRL is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of Employer or WRL, in one transaction or a series of related transactions, to any Person other than WRL or an Affiliate, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (iii) (singly or collectively, a "Transaction") does not otherwise result in a "Change in Control" pursuant to subparagraph (i) of this definition of "Change in Control"; provided, however, that no such Transaction shall constitute a "Change in Control" under this subparagraph (iii) if the Persons who were the members or stockholders of Employer or WRL immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding membership interests or voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (iii) or the Person to whom the assets of Employer or WRL are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (iii), in substantially the same proportions in which such Beneficial Owners held membership interests or voting stock in Employer or WRL immediately before such Transaction.

For purposes of the foregoing definition of “Change in Control,” the term “Excluded Stockholder” means Stephen A. Wynn, the spouse, siblings, children, grandchildren or great grandchildren of Stephen A. Wynn, any trust primarily for the benefit of the foregoing persons, or any Affiliate of any of the foregoing persons.

“Good Reason” - means the occurrence, on or after the occurrence of a Change in Control, of any of the following (except with Employee’s written consent or resulting from an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer or its Affiliate promptly after receipt of notice thereof from Employee):

(i)           Employer or an Affiliate reduces Employee’s Base Salary (as defined in Subparagraph 7(a) below);

(ii)           Employer discontinues its bonus plan in which Employee participates as in effect immediately before the Change in Control without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or amends such bonus plan so as to materially reduce Employee’s potential bonus at any given level of economic performance of Employer or its successor entity;

(iii)           Employer materially reduces the aggregate benefits and perquisites to Employee from those being provided immediately before the Change in Control;

(iv)           Employer or any of its Affiliates requires Employee to change the location of Employee’s job or office, so that Employee will be based at a location more than 25 miles from the location of Employee’s job or office immediately before the Change in Control;

(v)           Employer or any of its Affiliates reduces Employee’s responsibilities or directs Employee to report to a person of lower rank or responsibilities than the person to whom Employee reported immediately before the Change in Control; or

(vi)           the successor to Employer fails or refuses expressly to assume in writing the obligations of Employer under this Agreement.

For purposes of this Agreement, a determination by Employee that Employee has “Good Reason” shall be final and binding on Employer and Employee absent a showing of bad faith on Employee’s part.

“Separation Payment” - means a lump sum equal to (A) Employee’s Base Salary (as defined in Subparagraph 7(a) of this Agreement) for the remainder of the Term, but not less than one (1) year of Base Salary, plus (B) the bonus that was paid to Employee under Subparagraph 7(b) for the preceding bonus period, projected over the remainder of the Term (but not less than the preceding bonus that was paid), plus (C) any accrued but unpaid vacation pay.

2.           Special Termination Provisions.  Section 6 shall be deleted in its entirety and replaced with the following:

Notwithstanding the provisions of Section 5 of this Agreement, this Agreement shall terminate upon the occurrence of any of the following events:

(a)           the death of Employee;

(b)           the giving of written notice from Employer to Employee of the termination of this Agreement upon the Complete Disability of Employee;

(c)           the giving of written notice by Employer to Employee of the termination of this Agreement upon the discharge of Employee for Cause;

(d)         the giving of written notice by Employer to Employee of the termination of this Agreement without Cause, provided, however, that, six (6) months after such notice, Employer must tender the Separation Payment to Employee;

(e)         the giving of written notice by Employee to Employer upon a material breach of this Agreement by Employer, which material breach remains uncured for a period of thirty (30) days after the giving of such notice, provided, however, that, six (6) months after the expiration of such cure period without the cure having been effected, Employer must tender the Separation Payment to Employee;

(f)         at Employee’s sole election in writing as provided in paragraph 16 of this Agreement, after both a Change of Control and as a result of Good Reason, provided, however, that, six (6) months after Employer’s receipt of Employee’s written election, Employer must tender the Separation Payment to Employee; or

(g)         the giving of written notice by Employer to Employee of the termination of this Agreement following a termination of Employee’s License (as defined in Subparagraph 8(b) of this Agreement).

In the event of a termination of this Agreement pursuant to the provisions of Subparagraph 6(a), (b), (c) or (g), Employer shall not be required to make any payments to Employee other than payment of Base Salary and vacation pay accrued but unpaid through the termination date.  In the event of a termination of this Agreement pursuant to the provisions of Subparagraph (d), (e) or (f), Employee will also be entitled to receive health benefits coverage for Employee and Employee’s dependents under the same plan(s) or arrangement(s) under which Employee was covered immediately before Employee’s termination, or plan(s) established or arrangement(s) provided by Employer or any of its Affiliates thereafter.  Such health benefits coverage shall be paid for by Employer to the same extent as if Employee were still employed by Employer, and Employee will be required to make such payments as Employee would be required to make if Employee were still employed by Employer.  The health benefits provided under this Paragraph 6 shall continue until the earlier of (x) the expiration of the period for which the Separation Payment is paid, (y) the date Employee becomes covered under any other group health plan not maintained by Employer or any of its Affiliates; provided, however, that if such other group health plan excludes any pre-existing condition that Employee or Employee’s dependents may have when coverage under such group health plan would otherwise begin, coverage under this Paragraph 6 shall continue (but not beyond the period described in clause (x) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires.  In the event Employee is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the health benefits described in this Paragraph 6, the obligations of Employer and its Affiliates under this Paragraph 6 shall be conditioned upon Employee’s timely making such an election.  In the event of a termination of this Agreement pursuant to any of the provisions of this Paragraph 6, Employee shall not be entitled to any benefits pursuant to any severance plan in effect by Employer or any of Employer’s Affiliates.

3.           Term.  Section 5 of the Agreement is amended to provide that the Term will expire on November 30, 2013.

4.           Base Salary.  Section 7(a) of the Agreement is amended to provide that effective December 1, 2008, Base Salary paid to Employee shall be Eight Hundred Fifty Thousand Dollars ($850,000) per annum. Provided that, effective February 16, 2009, the Base Salary paid to Employee shall be reduced to Seven Hundred Twenty-Two Thousand Five Hundred Dollars ($722,500) per annum.

5.           Vacation.  Section 7(3) of the Agreement is amended to provide that in no event shall Employee receive fewer than four (4) weeks of paid vacation in any full year of the Term.

6.           Other Provisions of Agreement.  The parties acknowledge that the Agreement is being modified only as stated herein, and agree that nothing else in the Agreement shall be affected by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

WYNN RESORTS, LIMITED		EMPLOYEE

By:	/s/ Marc D. Schorr	/s/ Matt Maddox
Marc D. Schorr		Matt Maddox
Chief Operating Officer